Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated February 2, 2011

Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - January 2011

1 February 2011



Performance Statistics

	January	3 Months	YTD	12 Months	5 Years
Excess Return	-1.36%	-1.28%	-1.36%	-1.15%	14.89%
Realized Volatility	6.29%	5.33%	6.29%	5.61%	5.18%
Sharpe Ratio	-2.58	-0.93	-2.58	-0.17	0.55
Skew	-0.45	-0.35	-0.45	-0.36	-0.34
Kurtosis	-1.00	-0.61	-1.00	3.47	2.35
Maximum Drawdown	-2.16%	-2.39%	-2.16%	-4.73%	-4.96%
Maximum Drawdown Date	20 Jan 11	20 Jan 11	20 Jan 11	03 Aug 10	23 Sep 08

Source: Credit Suisse - Jan 2006 to Jan 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
FXFTERUS
Jan 10
Apr 10
Jul 10
Oct 10

Risk-Return Comparison (12 month rolling)


Return
25%
20%
15%
10%
5%
0%
-5%
MSCI World
S&P GS Commodity Index
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
FX Parker Index
FXFTERUS
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Jan 2010 to Jan 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index posted a decline of 1.36% in January, amid a correction in market sentiment, particularly evident in emerging market space. Year to date, the FX Factor index is down by 1.36%, with a realised volatility of 6.29%.
- In a context of deteriorating risk appetite, Carry and Terms of trade were significantly negative contributors to the January index performance.
- On the other hand, positive contributions emerged from Value and Momentum.

Strategy Contribution

	3 Months	12 Months
Carry	-0.17%	0.73%
EM	-1.00%	-0.90%
Growth	-0.36%	0.14%
Momentum	0.20%	1.69%
Terms of Trade	0.33%	-1.57%
Value	-0.29%	-1.25%
Overall	-1.28%	-1.15%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
-7%
-8%
-9%
EM
Value
Momentum
Growth
Terms of Trade
Carry
FX Factor
Jan-10 / Apr-10
Apr-10 / Jul-10
Jul-10 / Oct-10
Oct-10 / Jan-11

Source: Credit Suisse - Jan 2010 to Jan 2011 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (31 Jan 2011)	236.66
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.